Supplement to Prospectus Supplement Dated January 24, 2007
(To Prospectus Dated January 11, 2007)

Washington Mutual Mortgage Pass-Through
Certificates,WMALT Series 2007-OA1

WaMu Asset Acceptance Corp.
Depositor

Washington Mutual Bank
Countrywide Home Loans, Inc.
Servicers

Washington Mutual Mortgage Securities Corp.
Sponsor

$925,537,100
(Approximate)

The next to last paragraph on page S-61 is amended and restated in its entirety as follows:

“As of January 24, 2007, all payments due on each mortgage loan have been made, and no mortgage loan was delinquent (that is, more than 30 days past due) more than once during the twelve-months preceding the Cut-Off Date (or during such shorter period as has elapsed from the date of acquisition of such mortgage loan by the sponsor) and any such delinquency lasted for no more than 30 days.”

Footnote (2) to the “Delinquency” table on pages S-146, S-149, S-155, S-161, S-165 and S-171 is amended and restated in its entirety as follows:

“(2)	As of January 24, 2007, all payments due on the mortgage loan have been made, and the mortgage loan was delinquent (that is, more than 30 days past due) no more than once during the applicable period and such delinquency lasted for no more than 30 days.”

The date of this Supplement is February 13, 2007.